As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1040	Not Applicable
(Province or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification No.)

200 Burrard Street, Suite 1560, Vancouver, British Columbia, Canada V6C 3L6
(604) 696-3000
(Address and telephone number of registrant’s principal executive offices)

CT Corporation System, 111 8th Avenue, New York, New York 10019
(800) 223-7567
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

R. Gregory Laing	Mark T. Bennett	Gil I. Cornblum	Gerald D. Shepherd
Goldcorp Inc.	Cassels Brock & Blackwell LLP	Dorsey & Whitney LLP	Davies Ward Phillips &
145 King Street West	Suite 2100, Scotia Plaza	BCE Place	Vineberg LLP
Suite 2700	40 King Street West	161 Bay Street, Suite 4310	625 Madison Avenue, 12th Flr.
Toronto, Ontario M5H 1J8	Toronto, Ontario M5H 3C2	Toronto, Ontario M5J 2S1	New York, New York 10022
Canada	Canada	Canada	U.S.A.
(416) 865-0326	(416) 869-5407	(416) 367-7370	(212) 588-5540

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

     It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☑	At some future date (check the appropriate box below).

1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☑	After the filing of the next amendment to this form (if preliminary material is being filed).

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered (1)(2)	Offering Price per Unit (2)	Aggregate Offering Price (2)	Registration Fee

Common Shares, no par value	13,589,580	$5.434	$73,845,777.72	$8,691.65
Common Shares, no par value	14,070,659	$5.434	$76,459,961.01	$8,999.34
Common Shares, no par value	16,034,243	$10.209	$163,693,586.79	$19,266.74

Total	43,694,482	—	$313,999,325.52	$36,957.73

(1)	This Registration Statement relates to (i) up to 13,589,580 common shares of the Registrant (the “Common Shares”) issuable upon the exercise of 54,358,322 common share purchase warrants of the Registrant (the “Class C Warrants”) which will be issued to the holders of Class C common share purchase warrants of Wheaton River Minerals Ltd. (“Wheaton”) after the closing of the arrangement between the Registrant and Wheaton (see – “Plan of Arrangement with Wheaton River Minerals Ltd.” in the Registrant’s short form base shelf prospectus) (the “Arrangement”), (ii) up to 14,070,659 Common Shares issuable upon the exercise of 56,282,637 Series A common share purchase warrants of the Registrant (the “Series A Warrants”) which will be issued to the holders of Series A common share purchase warrants of Wheaton after the closing of the Arrangement; and (iii) up to 16,034,243 Common Shares issuable upon the exercise of 64,136,974 Series B common share purchase warrants of the Registrant (the “Series B Warrants”) which will be issued to the holders of Series B common share purchase warrants of Wheaton after the closing of the Arrangement. Also, in accordance with Rule 416(a), includes additional Common Shares that may be required in the event of a stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a). The exercise price of four Class C Warrants will be US$5.434 (Cdn.$6.60) per Common Share, the exercise price of four Series A Warrants will be US$5.434 (Cdn.$6.60) per Common Share and the exercise price of four Series B Warrants will be US$10.209 (Cdn.$12.40) per Common Share. For purposes of this table, the exercise price of the Warrants has been converted on the basis of the noon buying rate certified by the Federal Reserve Bank of New York on April 1, 2005 of Cdn.$1.2146 per US dollar.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a) OF THE ACT, MAY DETERMINE.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this short form base shelf prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors in the United States should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Goldcorp Inc. is incorporated under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of Goldcorp Inc. and said persons may be located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission nor has the United States Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this short form base shelf prospectus. Any representation to the contrary is a criminal offence.

A copy of this preliminary short form base shelf prospectus has been filed with the British Columbia Securities Commission but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the British Columbia Securities Commission.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

This short form base shelf prospectus has been filed under legislation in the Province of British Columbia that permits certain information about these securities to be determined after this prospectus has become final and permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

New Issue	April 5, 2005

Preliminary Short Form Base Shelf Prospectus

GOLDCORP INC.

43,694,482 Common Shares

This short form base shelf prospectus is being filed by Goldcorp Inc. (“Goldcorp” or the “Corporation”) to register, in the United States, under the multijurisdictional disclosure system, up to 43,694,482 common shares of the Corporation (the “Common Shares”) (or such greater or lesser number of Common Shares as may be necessary to reflect share consolidations, share splits or similar changes) upon the exercise of three series of common share purchase warrants to be issued by Goldcorp Inc. (collectively, the “Goldcorp Warrants”) (see “Description of Goldcorp Warrants”).

The Common Shares issuable pursuant to the exercise of the Goldcorp Warrants are referred to herein as the “Underlying Securities”.

No underwriting fee will be paid by Goldcorp on the issue of Common Shares pursuant to the exercise of the Goldcorp Warrants.

Investing in the Common Shares involves risks that are described in this short form prospectus under “Risk Factors”.

No underwriter has been involved in the preparation of, or has performed any review of, this short form prospectus or the documents incorporated by reference herein.

The Common Shares are listed and posted for trading on the New York Stock Exchange (the “NYSE”) under the symbol “GG” and on the Toronto Stock Exchange (the “TSX”) under the symbol “G”. The NYSE and the TSX have conditionally approved the listing of the Underlying Securities distributed under this short form prospectus, subject to the Corporation fulfilling all of the listing requirements of the NYSE and the TSX.

		Underwriting Discounts	Total Proceeds to
	Price to the Public	and Commissions(1)	the Corporation(2)(3)
Per Common Share issuable on exercise of the Goldcorp Series A Warrants	C$6.60	Nil	C$92,866,349
Per Common Share issuable on exercise of the Goldcorp Series B Warrants	C$12.40	Nil	C$198,824,613
Per Common Share issuable on exercise of the Goldcorp Series C Warrants	C$6.60	Nil	C$89,691,228

		Nil	C$381,382,190

(1)	No underwriting discounts or commissions will be paid. The Common Shares will be offered directly by the Corporation.

(2)	Before deducting offering expenses estimated at C$150,000.

(3)	Assumes that all of the Goldcorp Warrants are exercised.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This short form prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including, but not limited to, those with respect to the price of gold, silver and copper, the timing and amount of estimated future production, costs of production, capital expenditures, reserve determination, reserve conversion rates, costs and timing of the development of new deposits and permitting time lines, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Goldcorp or Wheaton River Minerals Ltd. (“Wheaton”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the integration of acquisitions, risks related to international operations, risks related to joint venture operations, the actual results of current exploration activities, the actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined and the future price of gold, silver and copper, as well as those factors discussed in the section entitled “General Development of the Business – Risk Factors” in each of the Corporation’s and Wheaton’s renewal annual information forms dated March 29, 2005 filed on SEDAR at www.sedar.com and each of the Corporation’s and Wheaton’s Annual Reports on Form 40-F dated March 31, 2005 on file with the United States Securities and Exchange Commission in Washington, D.C. Although Goldcorp and Wheaton have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

FINANCIAL INFORMATION

     The financial statements of Goldcorp and Wheaton incorporated by reference in this short form prospectus are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

DOCUMENTS INCORPORATED BY REFERENCE

     Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada (the “Canadian Securities Authorities”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Director, Investor Relations of Goldcorp at 200 Burrard Street, Suite 1560, Waterfront Centre, Vancouver, British Columbia, V6C 3L6, telephone number (604) 696-3011. These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval, which can be accessed online at www.sedar.com.

     The following documents, filed by the Corporation with the Canadian Securities Authorities, are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)	the renewal annual information form (the “Goldcorp Annual Information Form”) of the Corporation dated March 29, 2005 for the financial year ended December 31, 2004;

(b)	the renewal annual information form (the “Wheaton Annual Information Form”) of Wheaton dated March 29, 2005 for the financial year ended December 31, 2004;

(c)	the audited comparative consolidated financial statements of the Corporation as at December 31, 2004 and 2003 and for the financial years ended December 31, 2004, 2003 and 2002, together with the auditors’ report and related comments by auditors for U.S. readers on Canada-U.S. reporting differences thereon and the notes thereto;

(d)	the audited comparative consolidated financial statements of Wheaton as at December 31, 2004 and 2003 and for the financial years ended December 31, 2004, 2003 and 2002, together with the auditors’ report and related comments by auditors for U.S. readers on Canada-U.S. reporting differences thereon and the notes thereto;

(e)	management’s discussion and analysis of financial condition and results of operations of the Corporation for the financial year ended December 31, 2004;

(f)	management’s discussion and analysis of financial condition and results of operations of Wheaton for the financial year ended December 31, 2004;

(g)	the management information circular of the Corporation dated December 31, 2004 prepared in connection with the special meeting of shareholders of the Corporation held on January 31, 2005 (excluding those sections not required to be incorporated by reference herein);

(h)	the management information circular of Wheaton dated March 15, 2005 prepared in connection with the special meeting of shareholders of Wheaton scheduled to be held on April 12, 2005 (excluding those sections not required to be incorporated by reference herein);

(i)	material change report of the Corporation dated February 18, 2005 relating to the satisfaction of the two-thirds minimum tender condition in the take-over bid offer (the “Goldcorp Offer”) by Goldcorp and its wholly-owned subsidiary, Goldcorp Acquisition ULC, for all of the outstanding common shares of Wheaton; and

(j)	business acquisition report of the Corporation dated April 5, 2005 relating to the Goldcorp Offer, including the Corporation’s pro forma financial statements attached thereto.

     Any annual information form, interim financial statement, annual financial statement, management’s discussion and analysis, management information circulars and material change report (excluding confidential material change reports), all as filed by the Corporation with the various securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus shall be deemed to be incorporated by reference into this short form prospectus. In addition, any similar documents filed on Form 6-K or Form 40-F by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) after the date of this short form prospectus shall be deemed to be incorporated by reference into this short form prospectus, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F.

     Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement.

     Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

     The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

AVAILABLE INFORMATION

     The Corporation files reports and other information with the Canadian provincial securities commissions. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

     The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The

Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference facilities. The SEC also maintains a website, at http://www.sec.gov, that contains reports and other information filed by the Corporation with the SEC on or after December 24, 2002.

     The Corporation has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Underlying Securities. This short form prospectus does not contain all of the information that will be set forth in any such registration statement, certain parts of which will be omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Underlying Securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described in the preceding paragraph.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF
MEASURED, INDICATED AND INFERRED RESOURCES

     This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. This short form prospectus, including the documents incorporated by reference herein, uses the terms “Measured”, “Indicated” and “Inferred” Resources. U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

CURRENCY

     All currency amounts in this short form prospectus are expressed in United States dollars, unless otherwise indicated. References to “C$” are to Canadian dollars. On April 1, 2005, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York was US$1.00 = C$1.2146.

GOLDCORP INC.

     The Corporation was continued under the Business Corporations Act (Ontario) on November 1, 2000 by articles of arrangement pursuant to which the Corporation and CSA Management Inc. amalgamated by way of arrangement. The Corporation’s head office is located at Suite 1560,Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 and its registered office is located at Suite 2700, 145 King Street West, Toronto, Ontario, M5H 1J8.

     The following table sets out, as at December 31, 2004, the direct and indirect material subsidiaries of the Corporation, their jurisdictions of incorporation and the percentage of their voting securities held by the Corporation:

	Jurisdiction of	Percentage of Voting
Subsidiary	Incorporation	Securities Held
Wharf Resources Ltd.	Ontario	100%
Wharf Resources (U.S.A.), Inc.	Colorado	100%
Wharf Resources Management Inc.	Delaware	100%
Wharf Reward Mines Inc.	Delaware	100%
1016203 Alberta Inc.	Alberta	100%
Goldcorp Acquisition ULC	Nova Scotia	100%

     The Corporation is engaged in the acquisition, exploration, development and operation of precious metal properties. The principal products and sources of cash flow for the Corporation are gold, silver and copper. The Corporation owns one of the highest-grade gold deposits in the world, the Red Lake mine, in Ontario, Canada and has produced more than 500,000 ounces of gold annually since 2001. The Corporation also produces gold at the Wharf mine in the historic lead mining area in the Black Hills of South Dakota, United States and owns an industrial minerals operation, Saskatchewan Minerals, in Saskatchewan, Canada, which produces sodium sulphate used primarily in the detergent industry. The Corporation also owns approximately 82% of Wheaton which is a public company listed on the TSX and the American Stock Exchange. Wheaton’s primary operating properties consist of a 37.5% interest in the Bajo de la Alumbrera gold-copper mine in Argentina, a 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico, and a 100% interest in the Peak gold mine in Australia. Wheaton also has 100% interests in the Los Filos and Bermejal gold development stage projects in Mexico and the Amapari gold project in Brazil which is under construction.

PLAN OF ARRANGEMENT WITH WHEATON RIVER MINERALS LTD.

     On December 29, 2004, Goldcorp and Goldcorp Acquisition ULC (“Goldcorp ULC”) made an offer (the “Goldcorp Offer”) to acquire all of the outstanding common shares (the “Wheaton Shares”) of Wheaton on the basis of 0.25 of a Common Share for each Wheaton Share. As of March 3, 2005, Goldcorp and Goldcorp ULC had acquired 470,379,130 Wheaton Shares, representing approximately 82% of all issued and outstanding Wheaton Shares, pursuant to the Goldcorp Offer. Pursuant to the acquisition agreement dated December 23, 2004 between Goldcorp and Wheaton (the “Acquisition Agreement”), Goldcorp and Wheaton agreed that following the acquisition of a minimum of 66 2/3% of the Wheaton Shares by Goldcorp and Goldcorp ULC pursuant to the Goldcorp Offer, they would take all necessary steps to proceed with a transaction whereby Goldcorp would acquire all Wheaton Shares not tendered to the Goldcorp Offer. This transaction will be carried out by way of a plan of arrangement involving Goldcorp, Goldcorp Acquisition (Wheaton) Ltd. (“Goldcorp Subco”) and Wheaton (the “Arrangement”). On March 14, 2005, Goldcorp, Goldcorp ULC and Wheaton entered into the arrangement agreement (the “Arrangement Agreement”) in connection with the Goldcorp Offer.

     The purpose of the Arrangement is to allow Goldcorp to acquire all Wheaton Shares not tendered to the Goldcorp Offer for consideration per Wheaton Share that is the same as that offered under the Goldcorp Offer (0.25 of a Goldcorp Share for each Wheaton Share) and will be structured in a manner to allow holders of Wheaton Shares who are resident in Canada, and to potentially allow shareholders who are resident in the United States, to exchange their Wheaton Shares for Goldcorp Shares on a tax-deferred, rollover basis. The Arrangement is expected to be completed by the end of April 2005.

Exchange of Wheaton Warrants for Goldcorp Warrants

     As at April 1, 2005, there were 54,358,322 common share purchase warrants of Wheaton (the “Wheaton Series C Warrants”), 56,282,637 Series A common share purchase warrants of Wheaton (the “Wheaton Series A Warrants”) and 64,136,974 Series B common share purchase warrants of Wheaton (the “Wheaton Series B Warrants”) outstanding.

     The Arrangement provides that, upon the amalgamation of Goldcorp Subco and Wheaton, all of the Wheaton Warrants will be cancelled and each holder thereof will be issued by the Corporation one Goldcorp Warrant entitling the holder thereof to purchase 0.25 of a Common Share (at an exercise price per 0.25 of a Common Share equal to the exercise price per Wheaton Share under the relevant Wheaton Warrant) for each of such holder’s Wheaton Warrants so cancelled. However, Goldcorp Warrants may only be exercised for whole Common Shares. The Goldcorp Warrants to be issued in exchange for the Wheaton Warrants herein being referred to as the “Goldcorp Series C Warrants”, the “Goldcorp Series A Warrants” and the “Goldcorp Series B Warrants”, respectively.

     Goldcorp has applied to list each of the Goldcorp Series A Warrants, the Goldcorp Series B Warrants and the Goldcorp Series C Warrants on the TSX and to reserve for listing on the TSX and the NYSE the Common Shares issuable upon exercise of such Goldcorp Warrants. Goldcorp has also applied to list the Goldcorp Series A Warrants and the Goldcorp Series C Warrants on the NYSE. The Goldcorp Series B Warrants will constitute “restricted” securities under the United States Securities Act of 1933, as amended, to the same extent that such outstanding Wheaton Series B Warrants constituted “restricted” securities.

PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table sets forth the Corporation’s consolidated capitalization as at December 31, 2004, the date of the audit consolidated financial statements of the Corporation’s most recently completed financial year, as well as the Corporation’s consolidated capitalization as at December 31, 2004 after giving effect to the Goldcorp Offer. The table should be read in conjunction with the consolidated financial statements of the Corporation, including the notes thereto, and management’s discussion and analysis incorporated by reference in this short form prospectus.

		As at December 31, 2004
		After Giving Effect to
($ in thousands)	As at December 31, 2004	the Goldcorp Offer
Non-controlling interests	$—	$54,521

Shareholders’ equity
Contributed surplus	$7,347	$—
Capital stock	379,356	2,257,356
Share purchase warrants and options	—	339,347
Cumulative translation adjustment	107,741	107,741
Retained earnings (deficit)	83,405	(11,595)

Total shareholders’ equity	$577,849	$2,692,849

Total capitalization	$577,849	$2,747,370

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

     The authorized share capital of the Corporation consists of an unlimited number of Common Shares. As at April 1, 2005, 307,677,278 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Corporation’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro-rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

DESCRIPTION OF GOLDCORP WARRANTS

Goldcorp Series C Warrants

     The Goldcorp Series C Warrants will be issued in registered form under, and will be governed by, the terms of a supplemental warrant indenture (the “Series C Indenture”) to be dated as of April 15, 2005 between Goldcorp and CIBC Mellon Trust Company (the “Warrant Agent”), as warrant agent thereunder. Each Goldcorp Series C Warrant will entitle the holder thereof to purchase 0.25 of a Common Share at an exercise price of C$1.65 at any time prior to 5:00 p.m. (Toronto time) on May 30, 2007.

     The Corporation has appointed the principal transfer offices of the Warrant Agent in Vancouver, British Columbia and Toronto, Ontario as the locations at which Goldcorp Series C Warrants may be surrendered for exercise or transfer. The following summary of certain provisions of the Series C Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Series C Indenture.

     The exercise price and the number of Common Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below. Under the Series C Indenture, the Corporation will be entitled to purchase in the market, by private contract or otherwise, all or any of the Goldcorp Series C Warrants then outstanding, and any Goldcorp Series C Warrants so purchased will be cancelled.

     The exercise price for the Goldcorp Series C Warrants is payable in Canadian dollars.

     The Series C Indenture will provide for adjustment in the number of Common Shares issuable upon the exercise of the Goldcorp Series C Warrants and/or the exercise price per Common Share upon the occurrence of certain events, including:

(i)	the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Series C Indenture, or a distribution of Common Shares upon the exercise of the Goldcorp Series C Warrants or pursuant to the exercise of directors, officers or employee stock options granted under the Corporation’s stock option plan);

(ii)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)	the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Series C Indenture, for the Common Shares on such record date; and

(v)	the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, evidences of indebtedness or cash, securities or any property or other assets.

     The Series C Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Goldcorp Series C Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations or mergers of the Corporation with or into another entity (other than consolidations, amalgamations or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Corporation’s subsidiaries) of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity.

     No adjustment in the exercise price or the number of Common Shares purchasable upon the exercise of the Goldcorp Series C Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share.

     The Corporation will also covenant in the Series C Indenture that, during the period in which the Goldcorp Series C Warrants are exercisable, it will give notice to holders of Goldcorp Series C Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Goldcorp Series C Warrants or the number of Common Shares issuable upon exercise of the Goldcorp Series C Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

     No fractional Common Shares will be issuable upon the exercise of any Goldcorp Series C Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Goldcorp Series C Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

     From time to time, the Corporation and the Warrant Agent, without the consent of the holders of Goldcorp Series C Warrants, may amend or supplement the Series C Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Goldcorp Series C Warrants. Any amendment or supplement to the Series C Indenture that adversely affects the interests of the holders of the Goldcorp Series C Warrants may only be made by “extraordinary resolution”, which is defined in the Series C Indenture as a resolution either (1) passed at a meeting of the holders of Goldcorp Series C Warrants at which there are holders of Goldcorp Series C Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Goldcorp Series C Warrants and passed by the affirmative vote of holders of Goldcorp Series C Warrants representing not less than 66 2/3% of the aggregate number of all the then outstanding Goldcorp Series C Warrants represented at the meeting and voted on the poll upon such resolution or (2) adopted by an instrument in writing signed by the holders of Goldcorp Series C Warrants representing not less than 66 2/3% of the aggregate number of all the then outstanding Goldcorp Series C Warrants.

Goldcorp Series A Warrants

     The Goldcorp Series A Warrants will be issued in registered form under, and will be governed by, an indenture (the “Series A Indenture”) to be dated as of April 15, 2005 between Goldcorp and the Warrant Agent, as warrant agent thereunder. Each Goldcorp Series A Warrant will entitle the holder thereof to purchase 0.25 of a Common Share at an exercise price of C$1.65 at any time prior to 5:00 p.m. (Toronto time) on May 30, 2007. See above under “Goldcorp Series C Warrants” for a summary of certain provisions of the Series A Indenture which are substantially similar to those of the Series C Indenture. Such summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Series A Indenture.

Goldcorp Series B Warrants

     The Goldcorp Series B Warrants will be issued in registered form under, and will be governed by, an indenture (the “Series B Indenture”) to be dated as of April 15, 2005 between Goldcorp and the Warrant Agent, as warrant agent thereunder. Each Goldcorp Series B Warrant will entitle the holder thereof to purchase 0.25 of a Common Share at an exercise price of C$3.10 at any time prior to 5:00 p.m. (Toronto time) on August 25, 2008, after which time the Goldcorp Series B Warrants will expire and become null and void. See above under “Goldcorp Series C Warrants” for a summary of certain provisions of the Series B Indenture which are substantially similar to those of the Series C Indenture, except that a quorum for a meeting of holders of Goldcorp Series B Warrants is at least 10% of the number of Goldcorp Series B Warrants then outstanding, not 25%. Such summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Series B Indenture.

USE OF PROCEEDS

     From time to time, when Goldcorp Warrants are exercised, the Corporation will receive proceeds equal to the aggregate exercise price of such Goldcorp Warrants. Assuming that all of the Goldcorp Warrants are exercised prior to their respective expiry times and that no adjustment based on the anti-dilution provisions contained in the respective warrant indentures has taken place, the net proceeds to the Corporation will be approximately $314,000,000 (C$381,382,190 based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on April 1, 2005). The net proceeds from the exercise of the Goldcorp Warrants will be used by the Corporation for general corporate purposes.

PLAN OF DISTRIBUTION

     The Underlying Securities qualified by this short form prospectus will only be issued upon the due exercise of the Goldcorp Warrants. Goldcorp does not anticipate engaging the services of any underwriters, brokers or dealers in connection with the distribution of Underlying Securities qualified hereby. No fee or commission is payable by the holder of a Goldcorp Warrant upon such exercise. The NYSE and the TSX have conditionally approved the listing of the Underlying Securities distributed under this short form prospectus, subject to the Corporation fulfilling all of the listing requirements of the NYSE and the TSX.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable to a holder of Goldcorp Warrants or Common Shares acquired on exercise of Goldcorp Warrants.

     This summary is based upon the current provisions of the Canadian Tax Act and its regulations, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this short form prospectus (the “Tax Proposals”), and on the published administrative practices of the Canada Revenue Agency (“CRA”). This summary does not address all of the tax considerations that may be relevant to any particular holder and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices of the CRA. This summary does not take into account tax legislation of any province, territory or foreign jurisdiction. Provisions of provincial or territorial income tax legislation vary among provinces and territories in Canada and may differ from federal income tax legislation.

     This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser of Common Shares. Accordingly, prospective purchasers of Common Shares should consult their own tax advisors about the specific tax consequences to such holders of purchasing, holding or disposing of Goldcorp Warrants or Common Shares.

     All amounts relevant in computing a holder’s liability under the Canadian Tax Act must be computed in Canadian dollars.

Residents of Canada

     The following is a summary of the principal considerations under the Canadian Tax Act generally applicable to a purchaser of Common Shares on the exercise of Goldcorp Warrants who:

•	is a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;

•	holds Common Shares and Goldcorp Warrants as capital property; and

•	deals at arm’s length and is not affiliated with the Corporation or a subsequent purchaser of such Common Shares and Warrants.

     For purposes of this discussion, such a person is referred to as a “Canadian Holder”. Canadian Holders whose Common Shares do not otherwise qualify as capital property may in certain circumstances make an irrevocable election under subsection 39(4) of the Canadian Tax Act to have their Common Shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

     The Canadian Tax Act contains provisions relating to securities held by certain financial institutions, commonly referred to as the mark-to-market rules. This summary does not take into account these mark-to-market rules. Canadian Holders that are financial institutions for purposes of these rules should consult their own tax advisors.

Exercise of Goldcorp Warrants

     No gain or loss will be realized by a Canadian Holder on the exercise of a Goldcorp Warrant.

     The cost to the Canadian Holder of each Common Share acquired on the exercise of a Goldcorp Warrant will be the aggregate of the Canadian Holder’s adjusted cost base of the Goldcorp Warrant immediately before the exercise thereof and the amount paid to acquire the Common Share on the exercise of the Goldcorp Warrant. The cost to the Canadian Holder of each Common Share acquired on the exercise of a Goldcorp Warrant must then be averaged with the adjusted cost base of all other Common Shares then held by the Canadian Holder as capital property for purposes of subsequently computing the adjusted cost base of each Common Share of the Canadian Holder.

Disposition of Goldcorp Warrants

     A Canadian Holder who disposes of or is deemed to dispose of a Goldcorp Warrant, including on redemption or expiry of a Goldcorp Warrant (but otherwise than by exercise of the Goldcorp Warrant), generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Goldcorp Warrant to the Canadian Holder. A Canadian Holder whose unexercised Goldcorp Warrant expires generally will realize a capital loss equal to the adjusted cost base to the Canadian Holder of the Goldcorp Warrant at the time of expiry.

Dividends on Common Shares

     Dividends received or deemed to be received by a Canadian Holder on Common Shares will be included in computing the Canadian Holder’s income for purposes of the Canadian Tax Act. The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to dividends received by an individual. Such dividends received by a corporation will normally be deductible in computing its taxable income.

     A corporation which is a private corporation or a subject corporation for purposes of the Canadian Tax Act may be liable to pay a refundable tax of 33 1/3% on dividends received or deemed to be received to the extent that such dividends are deductible in computing the corporation’s income. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

Disposition of Common Shares

     Upon a disposition or a deemed disposition (other than to the Corporation) of a Common Share, a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Canadian Holder. The cost to a Canadian Holder of a Common Share acquired on exercise of Goldcorp Warrants will be averaged with the adjusted cost base of any other of the Common Shares owned as capital property by the Canadian Holder for purposes of determining the adjusted cost base of each such share to the Canadian Holder.

Treatment of Capital Gains and Capital Losses

     A Canadian Holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the Canadian Holder in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act. A capital gain realized by a Canadian Holder who is an individual may give rise to alternative minimum tax.

     The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share to the extent and in the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares and where a trust is a member of a partnership or a partnership or trust is a beneficiary of a trust. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

     If a Canadian Holder is a Canadian-controlled private corporation for purposes of the Canadian Tax Act, the Canadian Holder may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Non-Residents of Canada

     The following is a summary of the principal considerations under the Canadian Tax Act generally applicable to a purchaser of Common Shares acquired on the exercise of Goldcorp Warrants who:

•	is not a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;

•	holds Common Shares and Goldcorp Warrants as capital property;

•	deals at arm’s length and is not affiliated with the Corporation;

•	does not use or hold Common Shares or Goldcorp Warrants in carrying on a business in Canada; and

•	is not a non-resident insurer for purposes of the Canadian Tax Act.

     For purposes of this discussion such a person is referred to as a “Non-Canadian Holder”.

Exercise of Goldcorp Warrants

     No gain or loss will be realized by a Non-Canadian Holder on the exercise of a Goldcorp Warrant.

Dividends on Common Shares

     Dividends paid or credited or deemed to be paid or credited to a Non-Canadian Holder on Common Shares will be subject to withholding tax under the Canadian Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. Under the Canada- United States Income Tax Convention (1980), the applicable rate of dividend withholding tax is generally reduced to 15%.

Disposition of Common Shares or Goldcorp Warrants

     A Non-Canadian Holder of Common Shares or Goldcorp Warrants which are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the disposition of such Common Shares or Goldcorp Warrants. Generally, Common Shares and Goldcorp Warrants will not be taxable Canadian property to a Non-Canadian Holder at a particular time if:

•	the Common Shares are listed on a prescribed stock exchange, including the TSX and the NYSE, at that time; and

•	during the 60-month period immediately preceding the disposition of the Common Shares or Goldcorp Warrants, as the case may be, the Non-Canadian Holder, persons with whom the Non-Canadian Holder did not deal at arm’s length, or the Non-Canadian Holder together with such persons, did not own (i) 25% or more of the Corporation’s issued shares of any class or series, or (ii) warrants, options or other interests in or options in respect of 25% or more of the Corporation’s issued shares of any class or series.

     If Common Shares or Goldcorp Warrants are taxable Canadian property to a Non-Canadian Holder, a capital gain realized on a disposition thereof by the Non-Canadian Holder will be subject to tax under the Canadian Tax Act in the manner described above under the heading “ — Residents of Canada — Treatment of Capital Gains and Capital Losses”, unless the capital gain is exempt from tax under the Canadian Tax Act pursuant to the provisions of an applicable income tax treaty or convention. Non-Canadian Holders whose Common Shares or Goldcorp Warrants are taxable Canadian property should consult their own tax advisors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the exercise of Goldcorp Warrants and the acquisition, ownership, and disposition of Common Shares.

     This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Goldcorp Warrants and the acquisition, ownership, and disposition of Common Shares.

Scope of this Disclosure

Authorities

     This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (“IRS”), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are currently applicable and, in each case, as in effect and available. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

     For purposes of this summary, a “U.S. Holder” is a beneficial owner of Goldcorp Warrants or Common Shares, as the case may be, that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

     For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Goldcorp Warrants or Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the exercise of Goldcorp Warrants and the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

     This summary does not address the U.S. federal income tax consequences of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Goldcorp Warrants or Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Goldcorp Warrants or Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold Goldcorp Warrants or Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own, directly or indirectly, 10% or more, by voting power or value, of the outstanding shares of the Corporation. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Goldcorp Warrants and the acquisition, ownership, and disposition of Common Shares.

     If an entity that is classified as partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Goldcorp Warrants or Common Shares, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the exercise of Goldcorp Warrants and the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

     This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the exercise of Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences of the Exercise of Goldcorp Warrants

     A U.S. Holder generally should not recognize gain or loss on the exercise of a Goldcorp Warrant and related receipt of a Common Share. A U.S. Holder’s initial tax basis in the Common Share received on the exercise of a Goldcorp Warrant generally should be equal to the sum of such U.S. Holder’s tax basis in such Goldcorp Warrant plus the exercise price paid by such US. Holder on the exercise of such Goldcorp Warrant. A U.S. Holder’s holding period for the Common Share received on the exercise of a Goldcorp Warrant generally should begin on the day after the date that such Goldcorp Warrant is exercised by such U.S. Holder.

     Under Section 305 of the Code, an adjustment to the number of Common Shares that will be issued on exercise of the Goldcorp Warrants, or an adjustment to the exercise price of the Goldcorp Warrants, may be treated as a constructive distribution to a U.S. Holder of the Goldcorp Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Corporation, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Corporation). (See more detailed discussion of the rules applicable to distributions made by the Corporation at “Distributions on Common Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

     General Taxation of Distributions

     A U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See more detailed discussion at “Disposition of Common Shares” below).

     Reduced Tax Rates for Certain Dividends

     For taxable years beginning after December 31, 2002 and before January 1, 2009, a dividend paid by the Corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Corporation is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such Common Shares will not be entitled to receive such dividend).

     The Corporation generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Corporation is incorporated in a possession of the U.S., (b) the Corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Corporation satisfies one or more of such requirements, the Corporation will not be treated as a QFC if the Corporation is a “passive foreign investment company” (as defined below) for the taxable year during which the Corporation pays a dividend or for the preceding taxable year. In 2003, the U.S. Department of the Treasury (the “Treasury”) and the IRS announced that they intended to issue Treasury Regulations providing procedures for a foreign corporation to certify that it is a QFC. Although these Treasury Regulations were not issued in 2004, the Treasury and the IRS have confirmed their intention to issue these Treasury Regulations. It is expected that these Treasury Regulations will obligate persons required to file information returns to report a distribution with respect to a foreign security issued by a foreign corporation as a dividend from a QFC if the foreign corporation has, among other things, certified under penalties of perjury that the foreign corporation was not a “passive foreign investment company” for the taxable year during which the foreign corporation paid the dividend or for the preceding taxable year.

     As discussed below, the Corporation does not believe that it was a “passive foreign investment company” for the taxable year ended December 31, 2004, and does not expect that it will be a “passive foreign investment company” for the taxable year ending December 31, 2005. (See more detailed discussion at “Additional Rules that May Apply to U.S. Holders” below). However, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its “passive foreign investment company” status or that the Corporation will not be a “passive foreign investment company” for the current or any future taxable year. Accordingly, although the Corporation expects that it should be a QFC, there can be no assurances that the IRS will not challenge the determination made by the Corporation concerning its QFC status, that the Corporation will be a QFC for the current or any future taxable year, or that the Corporation will be able to certify that it is a QFC in accordance with the certification procedures issued by the Treasury and the IRS.

     If the Corporation is not a QFC, a dividend paid by the Corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

     Distributions Paid in Foreign Currency

     The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

     Dividends Received Deduction

     Dividends paid on the Common Shares generally will not be eligible for the “dividends received deduction.” The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own financial advisor, legal counsel, or accountant regarding the dividends received deduction.

Disposition of Common Shares

     A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Common Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at “Foreign Tax Credit” below).

     Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to $3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

Foreign Tax Credit

     A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S.

Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

     Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income (including “passive income,” “high withholding tax interest,” “financial services income,” “shipping income,” and certain other categories of income). Dividends paid by the Corporation generally will constitute “foreign source” income and generally will be classified as “passive income” or, in the case of certain U.S. Holders, “financial services income.” However, U.S. Holders should be aware that recently enacted legislation eliminates the “financial services income” category for taxable years beginning after December 31, 2006. Under the recently enacted legislation, the foreign tax credit limitation categories are limited to “passive category income” and “general category income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

     Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

     If the Corporation is a “controlled foreign corporation” or a “passive foreign investment company” (each as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the exercise of the Goldcorp Warrants or the acquisition, ownership, and disposition of Common Shares.

Controlled Foreign Corporation

     The Corporation generally will be a “controlled foreign corporation” under Section 957 of the Code (a “CFC”) if more than 50% of the total voting power or the total value of the outstanding shares of the Corporation is owned, directly or indirectly, by citizens or residents of the U.S., domestic partnerships, domestic corporations, domestic estates, or domestic trusts (each as defined in Section

7701(a)(30) of the Code), each of which own, directly or indirectly, 10% or more of the total voting power of the outstanding shares of the Corporation (a “10% Shareholder”).

     If the Corporation is a CFC, a 10% Shareholder generally will be subject to current U.S. federal income tax with respect to (a) such 10% Shareholder’s pro rata share of the “subpart F income” (as defined in Section 952 of the Code) of the Corporation and (b) such 10% Shareholder’s pro rata share of the earnings of the Corporation invested in “United States property” (as defined in Section 956 of the Code). In addition, under Section 1248 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares by a U.S. Holder that was a 10% Shareholder at any time during the five-year period ending with such sale or other taxable disposition generally will be treated as a dividend to the extent of the “earnings and profits” of the Corporation that are attributable to such Common Shares. If the Corporation is both a CFC and a “passive foreign investment company” (as defined below), the Corporation generally will be treated as a CFC (and not as a “passive foreign investment company”) with respect to any 10% Shareholder.

     The Corporation does not believe that it has previously been, or currently is, a CFC. However, there can be no assurance that the Corporation will not be a CFC for the current or any future taxable year.

Passive Foreign Investment Company

     The Corporation generally will be a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) if, for a taxable year, (a) 75% or more of the gross income of the Corporation for such taxable year is passive income or (b) 50% or more of the assets held by the Corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Corporation is not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     For purposes of the PFIC income test and assets test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

     If the Corporation is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Corporation as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

     Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any “excess distribution” (as defined in Section 1291(b) of the Code) paid on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Common Shares generally will be subject to U.S.

federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

     A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election generally will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the “net capital gain” of the Corporation, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the “ordinary earnings” of the Corporation, which will be taxed as ordinary income to such U.S. Holder. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Corporation.

     A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are “marketable stock” (as defined in Section 1296(e) of the Code). A U.S. Holder that makes a Mark-to-Market Election will include in gross income, for each taxable year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will, subject to certain limitations, be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares over (b) the fair market value of such Common Shares as of the close of such taxable year.

     The Corporation does not believe that it was a PFIC for the taxable year ended December 31, 2004, and does not expect that it will be a PFIC for the taxable year ending December 31, 2005. There can be no assurance, however, that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for the current or any future taxable year.

     The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

RISK FACTORS

     The acquisition of securities being offered by this short form prospectus involves a high degree of risk. Any prospective investor should carefully consider the risk factors set forth in the Goldcorp Annual Information Form, the risk factors set forth in the Wheaton Annual Information Form and all of the other information contained in this short form prospectus (including, without limitation, the documents incorporated by reference) before purchasing any of the securities sold pursuant to this short form prospectus. The risks described therein are not the only risks facing the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

LEGAL MATTERS

     Certain legal matters in connection with the Underlying Securities offered hereby will be passed upon for the Corporation by Cassels Brock & Blackwell LLP, Canadian counsel for the Corporation, and by Dorsey & Whitney LLP, United States counsel to the Corporation. As of the date hereof, partners and associates of Cassels Brock & Blackwell LLP and partners and associates Dorsey & Whitney LLP, each as a group, own, directly or indirectly, in the aggregate, less than one percent of the outstanding Common Shares.

EXPERTS

     The consolidated financial statements of the Corporation as at December 31, 2004 and 2003 and for the financial years ended December 31, 2004, 2003 and 2002 have been incorporated by reference in the registration statement on Form F-10 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Wheaton as at December 31, 2004 and 2003 and for the financial years ended December 31, 2004, 2003 and 2002 have been incorporated by reference in the registration statement on Form F-10 in reliance upon the report of Deloitte & Touche LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

     The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus forms a part: the documents referred to in “Documents Incorporated by Reference”, the consent of KPMG LLP, the consent of Deloitte & Touche LLP and certain powers of attorney.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

     Securities legislation in the Province of British Columbia provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies may also be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     The Corporation is an Ontario corporation with its principal place of business in Canada. The majority of its directors and officers are residents of Canada and all or a substantial portion of its assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.

CONSENT OF
DELOITTE & TOUCHE LLP

     We have read the preliminary short form base shelf prospectus of Goldcorp Inc. (the “Corporation”) dated April 5, 2005 relating to the issue and sale of 43,694,482 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

     We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report dated February 25, 2005 to the shareholders of Wheaton River Minerals Ltd. (“Wheaton”) on the consolidated balance sheets of Wheaton as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders’ equity and cash flows of Wheaton for each of the years in the three year period ended December 31, 2004.

Vancouver, British Columbia	(Signed) DELOITTE & TOUCHE LLP
April 5, 2005	Chartered Accountants

CONSENT OF
KPMG LLP

     We have read the preliminary short form base shelf prospectus of Goldcorp Inc. (the “Corporation”) dated April 5, 2005 relating to the issue and sale of 43,694,482 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

     We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report dated February 7, 2005, except as to Note 15 which is as of February 14, 2005, to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2004 and 2003 and the consolidated statements of earnings, retained earnings (deficit) and cash flows of the Corporation for each of the years in the three year period ended December 31, 2004.

Toronto, Ontario	(Signed) KPMG LLP
April 5, 2005	Chartered Accountants

CERTIFICATE OF THE CORPORATION

Dated: April 5, 2005

     The short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of British Columbia.

(Signed) IAN W. TELFER	(Signed) PETER D. BARNES
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) DR. DONALD R.M. QUICK	(Signed) MICHAEL L. STEIN
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

     Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

     In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant’s request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

     A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

     The exhibits to this Registration Statement are listed in the Exhibit Index which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.     Undertaking

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.     Consent to Service of Process

     Concurrently with the filing of the Registration Statement on Form F-10, the Registrant will file with the Commission a written Irrevocable Consent and Power of Attorney on Form F-X.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on April 5, 2005.

GOLDCORP INC.
By:	/s/ R. Gregory Laing
R. Gregory Laing
Vice President, Legal

POWERS OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Gregory Laing his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorney-in-fact and agent full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorney-in-fact and agent or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ian W. Telfer Ian W. Telfer	President, Chief Executive Officer and Director (principal executive officer)	April 5, 2005

/s/ Peter D. Barnes Peter D. Barnes	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	April 5, 2005

/s/ Robert R. McEwen Robert R. McEwen	Chairman and Director	April 5, 2005

Signature	Title	Date

/s/ David R. Beatty David R. Beatty	Director	April 5, 2005

/s/ John Bell John Bell	Director	April 5, 2005

/s/ Lawrence Bell Lawrence Bell	Director	April 5, 2005

/s/ Douglas Holtby Douglas Holtby	Director	April 5, 2005

/s/ Brian W. Jones Brian W. Jones	Director	April 5, 2005

/s/ Antonio Madero Antonio Madero	Director	April 5, 2005

/s/ Donald R. M. Quick Donald R. M. Quick	Director	April 5, 2005

/s/ Michael L. Stein Michael L. Stein	Director	April 5, 2005

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Goldcorp Inc. in the United States on April 5, 2005.

WHARF RESOURCES (U.S.A.), INC.
By:	/s/ John Begeman
John Begeman
General Manager

EXHIBIT INDEX

Exhibit	Description
4.1	Renewal Annual Information Form of the Registrant dated March 29, 2005 for the year ended December 31, 2004 (as filed with the Commission on Form 40-F on March 31, 2005).

4.2	Management’s Discussion and Analysis of the Registrant for the year ended December 31, 2004 (as filed with the Commission on Form 40-F on March 31, 2005).

4.3	Audited Comparative Consolidated Financial Statements of the Registrant including the notes thereto, as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004, 2003 and 2002 together with the report of the auditors and related comments by auditors for U.S. readers on Canada-U.S. reporting differences thereon, including a U.S. GAAP reconciliation (as filed with the Commission on Form 40-F on March 31, 2005).

4.4	Renewal Annual Information Form of Wheaton dated March 29, 2005 for the year ended December 31, 2004 (as filed with the Commission on Form 40-F on March 31, 2005).

4.5	Management’s Discussion and Analysis of Wheaton for the year ended December 31, 2004 (as filed with the Commission on Form 40-F on March 31, 2005).

4.6	Audited Comparative Consolidated Financial Statements of Wheaton including the notes thereto, as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004, 2003 and 2002 together with the report of the auditors and related comments by auditors for U.S. readers on Canada-U.S. reporting differences thereon, including a U.S. GAAP reconciliation (as filed with the Commission on Form 40-F on March 31, 2005).

4.7	Management Information Circular of the Registrant dated December 31, 2004 (as filed with the Commission on Form 6-K on January 7, 2005).

4.8	Management Information Circular of Wheaton dated March 15, 2005 (as filed with the Commission on Form 6-K on March 16, 2005).

4.9	Material Change Report of the Registrant dated February 18, 2005 (as filed with the Commission on Form 6-K on April 4, 2005).

4.10	Business Acquisition Report of the Registrant dated April 5, 2005 (as filed with the Commission on Form 6-K on April 5, 2005).

4.11	Warrant Indenture by and between Wheaton and CIBC Mellon Trust Company dated May 30, 2002, as supplemented by a supplemental indenture to be entered into by the Registrant and CIBC Mellon Trust Company.☼

4.12	Warrant Indenture by and between Wheaton and CIBC Mellon Trust Company dated February 27, 2003, as supplemented by a supplemental indenture to be entered into by the Registrant and CIBC Mellon Trust Company.☼

4.13	Warrant Indenture by and between Wheaton and CIBC Mellon Trust Company dated August 25, 2003, as supplemented by supplemental indentures between Wheaton and CIBC Mellon Trust Company dated October 14, 2003 and January 8, 2004 and a supplemental indenture to be entered into by the Registrant and CIBC Mellon Trust Company.☼

5.1	Consent of KPMG LLP.

5.2	Consent of Deloitte & Touche LLP.

6.1	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10).

☼	To be filed by amendment.